Exhibit 99.1

Tenon® Medical Reports First Quarter 2026 Financial Results

~ First Quarter 2026 Revenue of $1.4 Million, an Increase of Approximately 90% Compared to Prior Year ~

~ First Quarter Gross Profit of $0.9 Million, an Increase of Approximately 193% Compared to Prior Year ~

~ Gross Margin Expanded Approximately 24 Percentage Points Year-Over-Year to 68.5% ~

~ Closed $4.3 Million Senior Convertible Note Private Placement to Fund Commercial Expansion and Product Development ~

~ Subsequent to Quarter End The Company Opened a new Center of Excellence Training Center in Tampa, FL, Along with Expansion of the Company’s Sales Leadership Throughout the Eastern Region~

Los Gatos, CA – May 12, 2026 – Tenon Medical, Inc. (NASDAQ: TNON) (“Tenon Medical” or the “Company”), a company redefining care for patients suffering from sacro-pelvic disorders, today reported financial results for the first quarter ended March 31, 2026.

Financial Results and Business Updates

●	First Quarter 2026 Results:

o	First quarter revenue of $1.4 million, an increase of approximately 90% compared to $0.7 million in the first quarter of 2025.

o	First quarter gross profit of $0.9 million, an increase of approximately 193% compared to $0.3 million in the first quarter of 2025.

o	Gross margin of 68.5%, a twenty-four percentage point improvement from 44.5% in the first quarter of 2025.

o	Cash and cash equivalents of $4.6 million as of March 31, 2026, compared to $3.8 million as of December 31, 2025.

o	Net loss of $3.5 million, or $0.31 per share, in the first quarter of 2026, compared to a net loss of $3.6 million, or $1.01 per share, in the first quarter of 2025.

●	Strengthened the Company's intellectual property portfolio with multiple Notices of Allowance from the U.S. Patent and Trademark Office for patent applications expected to issue in 2026, building on the ten patents issued in 2025 (five U.S. and five international). The portfolio currently includes 29 issued U.S. patents and 9 issued international patents, along with 31 pending U.S. and foreign applications, further reinforcing protection around the Catamaran® and SImmetry®+ SI Joint Fusion Systems.

●	Closed a private placement of senior convertible promissory notes with institutional and high-net-worth investors for aggregate gross proceeds of $4.3 million. The Company expects to use the net proceeds for commercial expansion, product development, clinical studies, working capital and general corporate purposes.

●	Hosted 21 physicians in targeted training sessions for both Catamaran® and SImmetry® within the first quarter.

"The first quarter of 2026 reflects the early returns on the strategy we have been executing, broadening our SI joint fusion platform, deepening surgeon engagement, and translating those investments into meaningful top-line growth. We delivered significant first quarter revenue of $1.4 million, up approximately 90% year-over-year, and significant first quarter gross profit of $0.9 million, up approximately 193%, demonstrating both the commercial traction of our Catamaran® and SImmetry®+ systems and the operating leverage we have been working to build.” said Steven M. Foster, President and CEO of Tenon Medical, Inc. “Looking ahead, our priorities are clear: drive continued procedure growth across both Catamaran® and SImmetry®+, expand our base of trained surgeons, and maintain the disciplined cost structure that is now showing through in our gross margin and field productivity. With a differentiated multi-approach portfolio, a strengthened balance sheet, and the capital flexibility from our recent financing, we believe Tenon is well positioned to build on this quarter's momentum and deliver increasing value to patients, providers, and stockholders."

First Quarter 2026 Financial Results

Revenue was $1.4 million in the first quarter of 2026, an increase of approximately 90% compared to $0.7 million in the same period of 2025. The increase in revenue for the three months ended March 31, 2026 as compared to 2025 was primarily driven by continued adoption of our Catamaran system, leading to an increase in the number of surgical procedures, and the addition of revenue related to the SImmetry®+ System following the August 2025 acquisition.

Gross profit was $0.9 million, or 68.5% of revenue, in the first quarter of 2026, compared to $0.3 million, or 44.5% of revenue, in the first quarter of 2025. The twenty-four percentage point gross margin improvement was primarily driven by higher revenue in the period, driving further absorption of production overhead costs within cost of goods sold.

Operating expenses totaled $4.2 million in the first quarter of 2026, compared to $4.0 million in the first quarter of 2025. The increase in the three months ended March 31, 2026 was driven by higher sales and marketing expenses associated with increased commercial activity due to higher revenue and ongoing rollout of the SImmetry®+ System, partially offset by lower research and development expenses.

Net loss was $3.5 million, or $0.31 per share, in the first quarter of 2026, compared to a net loss of $3.6 million, or $1.01 per share, in the first quarter of 2025. The year-over-year improvement was largely driven by increased revenue and gross profit, partially offset by higher operating expenses and interest expense related to the convertible notes issued in March 2026.

As of March 31, 2026, cash and cash equivalents totaled $4.6 million, compared to $3.8 million at December 31, 2025. In March 2026, the Company closed a private placement of senior convertible notes for gross proceeds of $4.3 million to fund continued commercial expansion, upcoming product launches, clinical studies, working capital and general corporate purposes.

First Quarter 2026 Earnings Conference Call

Management will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) today, May 12, 2026, to discuss Tenon's first quarter 2026 financial results, provide a corporate update, and conclude with Q&A with the Company’s covering analyst. To participate, please use the following information:

Date:	Tuesday, May 12, 2026
Time:	4:30 p.m. Eastern time
Dial-in:	1-877-407-0792
International Dial-in:	1-201-689-8263
Webcast:	TNON Conference Call

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

An audio playback of the call will be available through May 26, 2026, on Tenon’s Investor Relations website at http://ir.tenonmed.com/ or via telephone replay by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13759830.

About Tenon Medical, Inc.

Tenon Medical, Inc. is a medical device company founded in 2012 and committed to developing novel technologies for patients suffering from debilitating SI joint pain and dysfunction. The Company markets the Catamaran® and SImmetry+® SI Joint Fusion Systems, which offer a novel, less invasive approach to treating SI joint disease. Together, these platforms uniquely position Tenon with multiple surgical approaches, lateral and inferior-posterior, both designed to be minimally invasive, enable authentic arthrodesis, and supported by robust clinical evidence, including the published prospective Mainsail™ and EVoluSIon™ SI joint fusion studies. These differentiated technologies enable physicians to customize treatment plans through an innovative portfolio spanning SI joint fusion, spinal fusion, and deformity adjuncts, each solution engineered to deliver fusion outcomes more reliably. This multi-platform, multiapproach strategy strengthens Tenon's competitive advantage in the expanding SI joint fusion market and underscores the Company's commitment to delivering proven, durable outcomes for physicians and patients. Tenon is focused on three commercial opportunities in the SI joint market: 1) primary SI joint procedures, 2) revision of failed SI joint implants, and 3) augmenting spinal fusion. For more information, please visit www.tenonmed.com.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, and SImmetry+ are also trademarks of Tenon Medical, Inc.

Safe Harbor

This press release contains "forward-looking statements," which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contains words such as "intends," "estimates," "anticipates," "hopes," "projects," "plans," "expects," "seek," "believes," "see," "should," "will," "would," "target," and similar expressions and the negative versions thereof. These forward-looking statements, include, but are not limited to, statements regarding the completion of the Offering, the satisfaction of customary closing conditions related to the Offering and the anticipated use of proceeds therefrom. Such statements are based on Tenon's experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon's actual results to be materially different than those expressed in any forward-looking statements, please review Tenon's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov, particularly the information contained in the section entitled "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

Investor Contact

Shannon Devine

MZ North America

203-741-8811

tenon@mzgroup.us

Tenon Medical, Inc.

Condensed Balance Sheets (Unaudited)

(In thousands, except share data)

	March 31,	December31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$4,607	$3,756
Accounts receivable, net	1,969	1,698
Inventory	806	1,054
Prepaid expenses and other current assets	238	260
Total current assets	7,620	6,768
Property and equipment, net	901	918
Deposits	51	51
Operating lease right-of-use asset	1,389	131
Intangible assets, net	470	485
Goodwill	2,407	2,407
TOTAL ASSETS	$12,838	$10,760

Liabilities and Stockholders’ EQUITY
Current liabilities:
Accounts payable	$646	$845
Accrued expenses	1,774	1,637
Current portion of accrued commissions	686	590
Current portion of operating lease liability	211	141
Convertible notes	3,480	—
Derivative liability	608	—
Total current liabilities	7,405	3,213
Accrued commissions, net of current portion	1,392	1,514
Operating lease liability, net of current portion	1,186	—
Contingent consideration	960	993
Total liabilities	10,943	5,720

Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; 4,500,000 shares authorized at March 31, 2026 and December 31, 2025; 204,159 shares issued and outstanding at March 31, 2026 and December 31, 2025	2,622	2,622
Series B convertible preferred stock, $0.001 par value; 491,222 shares authorized at March 31, 2026 and December 31, 2025; 86,454 shares issued and outstanding at March 31, 2026 and December 31, 2025	452	452
Common stock, $0.001 par value; 130,000,000 shares authorized at March 31, 2026 and December 31, 2025; 11,296,378 and 10,851,273 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	11	11
Additional paid-in capital	83,588	83,257
Accumulated deficit	(84,778)	(81,302)
Total stockholders’ equity	1,895	5,040
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,838	$10,760

Tenon Medical, Inc.

Condensed Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue	$1,379	$726
Cost of revenue	434	403
Gross Profit	945	323

Operating Expenses
Research and development	662	691
Sales and marketing	1,858	1,647
General and administrative	1,705	1,662
Total Operating Expenses	4,225	4,000

Loss from Operations	(3,280)	(3,677)

Other (Expense) Income, net
Gain on investments	25	61
Interest expense	(176)	—
Other expense	(45)	—
Total Other (Expense) Income, net	(196)	61
Net Loss	$(3,476)	$(3,616)
Net Loss Per Share of Common Stock
Basic and diluted	$(0.31)	$(1.01)

Weighted Average Shares of Common Stock Outstanding
Basic and diluted	11,268	3,597

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